Exhibit 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Development
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES INTENTION TO OFFER SERIES B CUMULATIVE
CONVERTIBLE PERPETUAL PREFERRED STOCK
LAFAYETTE, LA — September 19, 2007 — PetroQuest Energy, Inc. (NYSE: PQ) announced today its intention to publicly offer $50 million of Series B cumulative convertible perpetual preferred stock, subject to market conditions, pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. PetroQuest will grant the underwriters of the offering a 30-day option to purchase up to an additional $7.5 million of Series B preferred stock from PetroQuest at the public offering price less the underwriting discount. J.P. Morgan Securities Inc. is acting as sole book-running manager and Howard Weil Incorporated, Johnson Rice & Company L.L.C. and Coker & Palmer, Inc. are acting as co-managers for the offering.
PetroQuest intends to use the net proceeds from the offering to repay the majority of its borrowings outstanding under its bank credit facility and for other general corporate purposes. PetroQuest intends to continue to borrow under the credit facility to fund its 2007 capital expenditures, including the acceleration of its drilling and leasing activities in its longer lived areas in Arkansas, Oklahoma and East Texas.
This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A preliminary prospectus supplement related to the offering is being filed with the Securities and Exchange Commission and will be available on the SEC’s website, http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker “PQ.”
Forward-Looking Statements
Statements regarding the offering, number of Series B preferred shares to be sold, use of proceeds, continued borrowing under the bank credit facility, as well as any other statements that are not historical facts in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended These forward-looking statements involve certain risks, uncertainties and assumptions, many of which are beyond PetroQuest’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, market conditions, management’s discretion over the use of the net proceeds from the offering, customary offering closing conditions, and other factors detailed in the registration statement relating to these securities and PetroQuest’s filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. PetroQuest undertakes no duty to update or revise these forward-looking statements.